NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 26, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 15, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between VTTI Energy Partners LP and VTTI Merger Sub LLC, a direct wholly owned subsidiary of VTTI MLP Partners B.V., a direct wholly owned subsidiary of VTTI Energy Partners GP LLC, the general partner of VTTI Energy Partners LP became effective prior to market open on September 15, 2017. Each Common Unit of VTTI Energy Partners LP was converted into $19.50 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 15, 2017.